UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: June 4, 2012)

Gulf United Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52322	20-5893642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 22165
Houston, Texas 77227-2165
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (713) 942-6575

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           Effective June 4, 2012, Gulf United Energy, Inc. (the “Company”) and John B. Connally III, the Company’s president, chief executive officer, and chairman, entered into an amended and restated employment agreement pursuant to which the term of Mr. Connally’s agreement was extended for an additional three (3) years.  Pursuant to the amended and restated agreement, Mr. Connally will be paid a base salary of $450,000 per year, and will be eligible to receive bonuses at the discretion of the Company’s board of directors in an amount not to exceed 100% of Mr. Connally’s base salary.  The agreement also entitles Mr. Connally the right to participate in the Company’s benefit plans.   Should Mr. Connally be terminated without cause or should he resign for good reason, the agreement provides for a severance payment equal to (i) Mr. Connally’s base salary times (ii) three (3), provided that Mr. Connally will not receive a gross-up of severance payments to the extent any portion of such severance were deemed to be a “parachute payment” subject to excise taxes under Section 280G of the Internal Revenue Code.  The agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to the Company.

Also effective June 4, 2012, the Company entered into amended and restated employment agreements with Jim Ford (Executive Vice President – Business Development), Ernest B. Miller (Executive Vice President – Corporate Development and Administration), James C. Fluker III (Vice President – Exploration), and David Pomerantz (Chief Financial Officer), pursuant to which the term of their respective agreements were extended for an additional one (1) year period.  As amended and restated, each of these employment agreements will expire on June 4, 2013.  Each of these agreements may be terminated at any time by the Company upon 30 days prior written notice.  Under these agreements, Messrs. Ford, Miller, and Fluker will be paid an annual salary of $240,000, and Mr. Pomerantz will be paid an annual salary of $200,000.  Each of Messrs. Ford, Miller, Fluker, and Pomerantz may earn bonuses at the sole discretion of the board of directors and will be eligible to participate in the Company’s benefit plans.

The foregoing descriptions of the amended and restated employment agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of amended and restated employment agreements attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, and 10.5 respectively, each of which are incorporated herein by reference.

On June 4, 2012, the Compensation Committee of the Board of Directors awarded Mr. Connally a cash bonus of $450,000 and a ten-year option to purchase up to 3 million shares of common stock at an exercise price of $0.08 per share pursuant to Mr. Connally’s employment agreement.  The Compensation Committee also awarded each of Messrs. Ford, Miller, and Fluker cash bonuses of $100,000 and ten-year options to purchase up to 1 million shares of common stock at an exercise price of $0.08 per share pursuant to their respective employment agreements.  Mr. Pomerantz was awarded a cash bonus of $84,000 and a ten-year option to purchase up to 1 million shares of common stock at an exercise price of $0.08 per share pursuant to his employment agreement.  Each of the Company’s independent directors, John N. Seitz and Thomas G. Loeffler, were also each awarded ten-year options to purchase up to 1 million shares of common stock at an exercise price of $0.08 per share. All of the options awarded as described above were made under the Company’s 2011 Stock Incentive Plan, and vest equally over a period of three years beginning on June 4, 2013.

ITEM 9.01  Financial Statements and Exhibits

(c)           Exhibits

The following exhibits are to be filed as part of this Form 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

10.1	Amended and Restated Employment Agreement, dated effective June 4, 2012, by and between the Company and John B. Connally III
10.2	Amended and Restated Employment Agreement, dated effective June 4, 2012, by and between the Company and Jim D. Ford
10.3	Amended and Restated Employment Agreement, dated effective June 4, 2012, by and between the Company and Ernest B. Miller IV
10.4	Amended and Restated Employment Agreement, dated effective June 4, 2012, by and between the Company and James C. Fluker III
10.5	Amended and Restated Employment Agreement, dated effective June 4, 2012, by and between the Company and David Pomerantz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 8, 2012

GULF UNITED ENERGY, INC.

By:	/S/ JOHN B. CONNALLY III
John B. Connally III, Chief Executive Officer